EXHIBIT 99.1


                                  NEWS RELEASE
                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001

                    Pioneer Announces Executive Appointments

Dallas, Texas, January 12, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that during the first quarter the following new officers will join the Pioneer management team:

    o   David McManus - Vice President of International Operations,
    o   Frank Hopkins - Vice President of Investor Relations, and
    o   Roger Wallace - Vice President of Government Affairs.

David McManus has joined the Pioneer team as Vice President of International Operations and will direct Pioneer's current operations in South Africa and Tunisia and work to develop new opportunities in Africa, Europe and the Middle East. He was recently Executive Vice President with the BG Group where he was responsible for developing technical and commercial capabilities and directing assets in the Eastern Hemisphere. He also served as President of ARCO Europe and held senior positions with LASMO, Ultramar and Shell. McManus graduated from Heriott Watt University in Edinburgh, Scotland, with a degree in civil engineering. McManus will be based in a new London office that Pioneer plans to open early this year and will report to Tim Dove, President and Chief Operating Officer.

Frank Hopkins has agreed to join Pioneer on February 1, 2005, as Vice President of Investor Relations. He joins Pioneer from Exxon Mobil Corporation where he most recently served as General Manager of Strategic Planning for the Global Shared Services Group having previously served as Deputy Manager of Investor Relations. With predecessor Mobil, Hopkins had served in various capacities including Manager of Investor Relations, Financial and Strategic Communications and Assistant Controller. Hopkins has a Bachelor of Science degree in Business Administration from Penn State University and has participated in the executive education program at the Kellogg School of Management of Northwestern University.

Roger Wallace has been appointed Vice President of Government Affairs and will join Pioneer on March 1, 2005. He has previously been President and CEO of Investamex, a consulting and investment firm he co-founded specializing in business opportunities in Mexico and Latin America. He has been the Minister Counselor for Commercial Affairs at the U.S. Embassy in Mexico City and has served as Deputy Under Secretary for International Trade at the U.S. Department of Commerce. Prior to his Washington service, he served as Deputy Director of the Texas Department of Commerce. Wallace also currently serves as Co-Chair of the Woodrow Wilson Center's Mexico Institute Advisory Board. He is a member of the Council on Foreign Relations and was recently named by President Bush to Chair the Inter-American Foundation. Wallace received a bachelor's degree from Washington and Lee University and a master's degree from the Fletcher School of Law and Diplomacy with post-graduate work at the Graduate Institute of International Studies in Geneva, Switzerland.

Messrs. Hopkins and Wallace will both report to Scott D. Sheffield, Pioneer's Chairman and Chief Executive Officer and will be based in Pioneer's Dallas office.

Pioneer also announces the resignation of Mark Withrow, Executive Vice President, General Counsel and Secretary. Withrow has provided notice of his intent to leave the Company to pursue other interests during the first half of 2005, allowing the Company sufficient time to appoint a successor.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.



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